Exhibit 2.1











                      AGREEMENT AND PLAN OF CONSOLIDATION

                                by and between

                       PARKVALE FINANCIAL CORPORATION

                                     and

                    THE SECOND NATIONAL BANK OF MASONTOWN




                             Dated July 30, 2001










                            TABLE OF CONTENTS


                               ARTICLE I
                DEFINITIONS AND RULES OF INTERPRETATION

1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2  Rules of Interpretation . . . . . . . . . . . . . . . . . . 7

                              ARTICLE II
                            PLAN OF MERGER

2.1  The Consolidation . . . . . . . . . . . . . . . . . . . . . 8
2.2  Effective Date and Effective Time; Closing. . . . . . . . . 9
2.3  The Bank Merger . . . . . . . . . . . . . . . . . . . . . .10
2.4  Consolidation Consideration . . . . . . . . . . . . . . . .10
2.5  Rights as Shareholders; Stock Transfers . . . . . . . . . .10
2.6  Dissenting Shares . . . . . . . . . . . . . . . . . . . . .10
2.7  Exchange Procedures . . . . . . . . . . . . . . . . . . . .11

                             ARTICLE III
             UNQUALIFIED REPRESENTATIONS AND WARRANTIES
                             OF MASONTOWN

3.1  Capital Structure . . . . . . . . . . . . . . . . . . . . .13
3.2  Registrations . . . . . . . . . . . . . . . . . . . . . . .13
3.3  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .13
3.4  Deposit Insurance . . . . . . . . . . . . . . . . . . . . .13
3.5  This Agreement. . . . . . . . . . . . . . . . . . . . . . .13
3.6  Financial Statements; No Adverse Change . . . . . . . . . .14
3.7  Fairness Opinion. . . . . . . . . . . . . . . . . . . . . .14
3.8  Interim Events. . . . . . . . . . . . . . . . . . . . . . .14
3.9  Regulatory Reports. . . . . . . . . . . . . . . . . . . . .14
3.10 Governmental Approvals. . . . . . . . . . . . . . . . . . .15
3.11 No Broker's or Finder's Fees. . . . . . . . . . . . . . . .15
3.12 Equity Holdings . . . . . . . . . . . . . . . . . . . . . .15
3.13 Certain Agreements. . . . . . . . . . . . . . . . . . . . .15
3.14 No Impediments. . . . . . . . . . . . . . . . . . . . . . .16
3.15 Registration Obligations. . . . . . . . . . . . . . . . . .16

                                ARTICLE IV
                 QUALIFIED REPRESENTATIONS AND WARRANTIES
                               OF MASONTOWN

4.1  Organization and Good Standing. . . . . . . . . . . . . . .17
4.2  Compliance with Law . . . . . . . . . . . . . . . . . . . .17
4.3  No Violations . . . . . . . . . . . . . . . . . . . . . . .17
4.4  Litigation and Other Proceedings. . . . . . . . . . . . . .18
4.5  Environmental Matters . . . . . . . . . . . . . . . . . . .18
4.6  Insurance . . . . . . . . . . . . . . . . . . . . . . . . .18
4.7  Labor . . . . . . . . . . . . . . . . . . . . . . . . . . .19
4.8  Indemnification . . . . . . . . . . . . . . . . . . . . . .19
4.9  Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . .19
4.10 Investment Portfolio. . . . . . . . . . . . . . . . . . . .19
4.11 Defaults. . . . . . . . . . . . . . . . . . . . . . . . . .19
4.12 Real Estate Loans and Investments . . . . . . . . . . . . .20
4.13 Employee Benefit Plans. . . . . . . . . . . . . . . . . . .20
4.14 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .22
4.15 Derivatives Contracts . . . . . . . . . . . . . . . . . . .23
4.16 Properties. . . . . . . . . . . . . . . . . . . . . . . . .23
4.17 Material Interests of Certain Persons . . . . . . . . . . .24
4.18 Intellectual Property . . . . . . . . . . . . . . . . . . .24
4.19 Fiduciary Accounts. . . . . . . . . . . . . . . . . . . . .24
4.20 Books and Records . . . . . . . . . . . . . . . . . . . . .25
4.21 Regulatory Matters. . . . . . . . . . . . . . . . . . . . .25
4.22 Proxy Statement Information . . . . . . . . . . . . . . . .25
4.23 Disclosures . . . . . . . . . . . . . . . . . . . . . . . .25

                                 ARTICLE V
                       REPRESENTATIONS AND WARRANTIES
                                OF PARKVALE

5.1  Organization and Good Standing. . . . . . . . . . . . . . .26
5.2  Registrations . . . . . . . . . . . . . . . . . . . . . . .26
5.3  This Agreement. . . . . . . . . . . . . . . . . . . . . . .26
5.4  Financial Statements. . . . . . . . . . . . . . . . . . . .26
5.5  Fairness Opinion. . . . . . . . . . . . . . . . . . . . . .27
5.6  Regulatory Reports. . . . . . . . . . . . . . . . . . . . .27
5.7  Governmental Approvals. . . . . . . . . . . . . . . . . . .27
5.8  No Impediments. . . . . . . . . . . . . . . . . . . . . . .27
5.9  Proxy Statement Information . . . . . . . . . . . . . . . .27
5.10 Financial Ability . . . . . . . . . . . . . . . . . . . . .28

                                ARTICLE VI
                         COVENANTS AND AGREEMENTS

6.1  Reasonable Best Efforts . . . . . . . . . . . . . . . . . .28
6.2  Shareholders Meeting. . . . . . . . . . . . . . . . . . . .28
6.3  Regulatory Matters. . . . . . . . . . . . . . . . . . . . .28
6.4  Investigation and Confidentiality . . . . . . . . . . . . .29
6.5  Press Releases. . . . . . . . . . . . . . . . . . . . . . .30
6.6  Business of the Parties . . . . . . . . . . . . . . . . . .30
6.7  Certain Actions . . . . . . . . . . . . . . . . . . . . . .33
6.8  Current Information . . . . . . . . . . . . . . . . . . . .35
6.9  Indemnification . . . . . . . . . . . . . . . . . . . . . .35
6.10 Environmental Reports . . . . . . . . . . . . . . . . . . .37
6.11 Employees and Employee Benefit Plans. . . . . . . . . . . .37
6.12 Litigation Matters. . . . . . . . . . . . . . . . . . . . .39
6.13 Conforming Entries. . . . . . . . . . . . . . . . . . . . .40
6.14 Systems Integration . . . . . . . . . . . . . . . . . . . .40
6.15 Disclosure Supplements. . . . . . . . . . . . . . . . . . .41
6.16 Failure to Fulfill Conditions . . . . . . . . . . . . . . .41
6.17 Organization of Interim Sub . . . . . . . . . . . . . . . .41
6.18 The Bank Merger . . . . . . . . . . . . . . . . . . . . . .41
6.19 Liquidated Damages. . . . . . . . . . . . . . . . . . . . .42
6.20 Transaction Expenses of Masontown . . . . . . . . . . . . .42

                                 ARTICLE VII
                             CONDITIONS PRECEDENT

7.1  Conditions Precedent - the Parties. . . . . . . . . . . . .43
7.2  Conditions Precedent - Masontown. . . . . . . . . . . . . .43
7.3  Conditions Precedent - Parkvale . . . . . . . . . . . . . .44

                                 ARTICLE VIII
                       TERMINATION, WAIVER, AMENDMENT
                          AND SPECIFIC PERFORMANCE

8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . .45
8.2  Effect of Termination . . . . . . . . . . . . . . . . . . .46
8.3  Survival of Representations, Warranties and Covenants . . .46
8.4  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . .46
8.5  Amendment or Supplement . . . . . . . . . . . . . . . . . .47
8.6  Specific Performance. . . . . . . . . . . . . . . . . . . .47

                                ARTICLE IX
                               MISCELLANEOUS

9.1  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .47
9.2  Entire Agreement. . . . . . . . . . . . . . . . . . . . . .47
9.3  No Assignment . . . . . . . . . . . . . . . . . . . . . . .48
9.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .48
9.5  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .49
9.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . .49
9.7  Severability. . . . . . . . . . . . . . . . . . . . . . . .49
9.8  Standard of Breach. . . . . . . . . . . . . . . . . . . . .49
9.9  Alternative Structure . . . . . . . . . . . . . . . . . . .49
9.10 Calculation of Dates and Deadlines. . . . . . . . . . . . .50





EXHIBITS

     Exhibit A - Voting Agreement
     Exhibit B - Form of Employment Agreements
     Exhibit C - Form of Consulting Agreement

                    AGREEMENT AND PLAN OF CONSOLIDATION

     THIS AGREEMENT AND PLAN OF MERGER is dated as of July 30, 2001, by and between Parkvale and Masontown.

     WHEREAS, the Boards of the Parties deem it advisable and in the best interests of the respective companies and their shareholders to consummate the Transactions consisting of: (a) the Consolidation, pursuant to which Interim Sub and Masontown shall consolidate and in connection therewith each share of Masontown Common Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares and Masontown-Owned Shares) shall be canceled in exchange for the right to receive the Consolidation Consideration, and (b) the Bank Merger, pursuant to which Masontown shall merge with and into Parkvale Bank, it being the intention of the Parties that the Consolidation and the Bank Merger occur in that order substantially simultaneously;

     WHEREAS, the Boards of the Parties have approved and adopted this Agreement and the Consolidation;

     WHEREAS, as a material inducement for Parkvale to enter into this Agreement, the executive officers and directors of Masontown have entered into the Voting Agreement pursuant to which they have agreed to vote all of the shares of Masontown Common Stock owned or controlled by them or for which they possess voting power in favor of the Consolidation and the adoption of this Agreement; and

     WHEREAS, the Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Transactions.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the Parties do agree as follows:


                                  ARTICLE I
                   DEFINITIONS AND RULES OF INTERPRETATION

     The following meanings shall apply for purposes of this Agreement.

1.1 Definitions

     "Agreement" means this Agreement and Plan of Consolidation, as amended or modified from time to time in accordance with Section 8.5.

     "Alternative Proposal" shall mean any bona fide written proposal by any Person other than Parkvale and Parkvale Bank to engage in a merger, consolidation, purchase or lease of substantially all assets, purchase of securities representing more than 20% of the voting power, or any similar transaction, involving Masontown.

     "Banking Code" means the Pennsylvania Banking Code of 1965, as amended.

     "Banking Regulations" means the Banking Code, the FDIA, the HOLA, the National Bank Act and the rules and regulations promulgated thereunder.

     "Bank Insurance Fund" means the Bank Insurance Fund maintained by the
FDIC.

     "Bank Merger" has the meaning set forth in Section 6.18.

     "Bank Merger Effective Time" means the time specified in the articles of merger to be filed by the Department with the Pennsylvania Department of State with respect to the Bank Merger.

     "Board" means the Board of Directors of an entity, or any committee duly authorized to act on behalf of the Board of Directors of such entity with respect to the relevant matter.

     "Cause" means termination because of the employee's (a) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or moral turpitude, (b) willful misconduct resulting in demonstrable material injury to the employer, (c) breach of fiduciary duty involving personal profit, (d) intentional failure to perform stated duties if such failure is not cured within ten (10) days following written notice to the employee, or
(e) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order.

     "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Masontown Common Stock.

     "Certificate of Consolidation" has the meaning set forth in Section
2.2(a).

     "Claim"  has the meaning attributed to it in Section 6.9(a).

     "Closing" means the closing of the Transactions.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidation" has the meaning set forth in Section 2.1(a).

     "Consolidation Consideration" means $92.00, without interest, for each share of Masontown Common Stock that is outstanding immediately prior to the Effective Time (but excluding Dissenting Shares and Masontown-Owned Shares).

     "Common Stock" means the common stock of any entity which has only one authorized class of common stock.

     "CRA" means the Community Reinvestment Act of 1977, as amended.

     "Department" means the Pennsylvania Department of Banking.

     "Delivered" means provided by a Party or any of its Subsidiaries to the other Party or Parties.

     "Dissenting Shares" has the meaning set forth in Section 2.6.

     "DOL" means the U.S. Department of Labor.

     "Effective Time" has the meaning set forth in Section 2.2(a).

     "Employee Plans" means all employee stock purchase and stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance agreements and all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of any present or former directors or employees of Masontown, whether written or oral.

     "Encumbrance" means any lien, claim, charge, restriction, security interest, rights of third parties, or encumbrance.

     "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C.
Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (y) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 4.13(f).

     "ERISA Affiliate Plan" has the meaning set forth in Section 4.13(f).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means an exchange agent designated by Parkvale or Parkvale Bank and reasonably acceptable to Masontown.

     "FDIA" means the Federal Deposit Insurance Act, as amended.

     "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

     "FHLB" means the Federal Home Loan Bank of Pittsburgh.

     "Federal Reserve Act" means the Federal Reserve Act, as amended.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "Financial Advisor" means Berwind Financial, L.P. with respect to Masontown, and Janney Montgomery Scott with respect to Parkvale.

     "Financial Statements" means both the Annual Financial Statements and Interim Financial Statements of Masontown or Parkvale, whichever is applicable.

               (a) "Financial Reports" means the balance sheets, statements of income and statements of changes in shareholders' equity and cash flows, including any related notes and schedules, which shall be on a consolidated basis with respect to any Party that has one or more Subsidiaries.

               (b) "Annual Financial Statements" means the Financial Reports filed by Parkvale in its most recent annual report under the Securities Laws and the Financial Reports included by Masontown in its annual report to shareholders for the year ended December 31, 2000.

               (c) "Interim Financial Statements" means the Financial Reports filed by Parkvale in all of its quarterly reports under the Securities Laws since the filing of its most recent Annual Financial Statements and the consolidated reports of condition and income filed by Masontown in its Regulatory Reports for periods subsequent to December 31, 2000.

     "GAAP" means generally accepted accounting principles applied consistently with prior practices.

     "Governmental Entity" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

     "HOLA" means the Home Owners' Loan Act, as amended.

     "Indemnified Liabilities"  has the meaning attributed to it in Section
6.9(a).

     "Indemnified Parties " has the meaning attributed to it in Section
6.9(a).

     "Insider Loans" means loans from Masontown to any of its officers, directors or employees or any associate or related interest of any such person.

     "Interim Sub" means an interim savings bank to be formed under the Banking Code and wholly owned by Parkvale as a transitory Subsidiary to effectuate the Consolidation.

     "IRS" means the Internal Revenue Service or any successor thereto.

     "Knowledge Qualification" means to the best knowledge, after reasonable investigation, of the Party receiving the benefit of the qualification.

     "Masontown" means The Second National Bank of Masontown, a national bank.

     "Masontown 401(k) Plan" means The Second National Bank of Masontown 401(k) Plan and Trust Agreement as in effect on the date hereof.

     "Masontown-Owned Shares" means any shares of Masontown's Common Stock which are owned beneficially or of record by any Party or any Subsidiary of a Party immediately prior to the Effective Time, other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted.

     "Material Adverse Effect" means, (a) in the case of Masontown, any effect that is material and adverse to the condition (financial or otherwise), results of operations or business of Masontown, or that materially impairs the ability of Masontown to consummate any of the Transactions, provided, however, that a Material Adverse Effect shall not be deemed to include the impact of
(i) changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry, (ii) changes in GAAP that are generally applicable to the banking industry, (iii) up to $500,000 of expenses that Masontown has incurred or may incur in connection with this Agreement and the Transactions, (iv) actions or omissions of Masontown taken with the prior written consent of Parkvale in contemplation of the Transactions (including without limitation any actions taken by Masontown pursuant to Section 6.13 of this Agreement) or (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions, including changes in the prevailing level of interest rates; and (b) in the case of Parkvale, any effect that materially impairs the ability of Parkvale or Parkvale Bank to make payment at the Effective Time of the aggregate Consolidation Consideration or otherwise materially impairs the ability of Parkvale or Parkvale Bank to consummate any of the Transactions.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "National Bank Act" means the National Bank Act, as amended.

     "National Labor Relations Act" means the National Labor Relations Act, as amended.

     "OCC" means the Office of the Comptroller of the Currency.

     "Organization" means the organization of Interim Sub by Parent.

     "OTS" means the Office of Banking Supervision of the U.S. Department of the Treasury or any successor thereto.

     "Parkvale" means Parkvale Financial Corporation, a Pennsylvania corporation.

     "Parkvale Bank" means Parkvale Savings Bank, a Pennsylvania chartered savings bank.

     "Parkvale Proposal" has the meaning set forth in Section 6.7(b).

     "Party" means Masontown, Parkvale or Interim Sub, after it becomes a party to this Agreement, whichever is applicable.

     "PBCL" means the Pennsylvania Business Corporation Law.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Pension Plan" has the meaning set forth in Section 4.13(c).

     "Plan of Bank Merger" means the plan of merger to be entered into by Masontown and Parkvale Bank to effectuate the Bank Merger.

     "Person" means any individual, bank, corporation, partnership, association, trust, limited liability company or partnership, or unincorporated organization.

     "Previously Disclosed" means disclosed in a written disclosure schedule delivered at least two business days prior to the date hereof by Masontown to Parkvale and its counsel specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

     "Proxy Statement" means the proxy statement, together with any supplements thereto, to be delivered to the holders of Masontown Common Stock in connection with the solicitation of their adoption of this Agreement.

     "Regulatory Reports" means all reports, including Securities Documents, which a Party or any of its Subsidiaries is required to file with any federal or state banking agency or other Governmental Entity.

     "Rights" means all warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Documents" means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

     "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; the rules and regulations of the SEC promulgated under the above laws; and 12 C.F.R. Part 11.

     "Subsidiary" when used with respect to any Party means any entity, whether incorporated or unincorporated, which is consolidated with such Party for financial reporting purposes.

     "Superior Offer" has the meaning set forth in Section 6.7(d).

     "Transactions" means the Organization, the Consolidation and the Bank
Merger.

     "Voting Agreement" means that certain agreement entered into between Parkvale and the executive officers and directors of Masontown on the date hereof in the form of Exhibit A hereto.

1.2 Rules of Interpretation

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. All provisions of this Agreement are subject to applicable law and to the other terms and conditions of this Agreement. No provision of this Agreement shall be construed to require a party or its affiliate to take any action which would violate applicable law.

     The word "accurate" includes the concept "true and complete."

     The word "agreement" includes every sort of contract, commitment, or understanding, whether written or oral.

     The word "authority" includes the concept "all requisite power and authority."

     The word "authorized" includes the concepts "duly approved and authorized," "adopted," "advised," and any other similar term which may be required by law.

     All forms of the verb "include" includes the concept "without limitation."

     With respect to any securities, "outstanding" means "issued and outstanding."


                                  ARTICLE II
                    THE CONSOLIDATION AND THE BANK MERGER

2.1  The Consolidation

             (a) The Consolidation. Subject to the terms and conditions of this Agreement and the prior consummation of the Organization, at the Effective Time, Interim Sub and Masontown shall consolidate in accordance with the requirements of Section 215 of the National Bank Act and the regulations of the OCC thereunder (the "Consolidation"), the separate corporate existence of Interim Sub shall cease and Masontown shall continue to exist as a national bank incorporated under the laws of the United States (Masontown, as the surviving corporation in the Consolidation, sometimes being referred to herein as the "Consolidated Corporation").

             (b) Name. The name of the Consolidated Corporation upon consummation of the Consolidation shall be "The Second National Bank of Masontown."

             (c) Articles and Bylaws. The Articles of Association and Bylaws of the Consolidated Corporation upon consummation of the Consolidation shall be the Articles of Association and Bylaws of Masontown as in effect immediately prior to consummation of the Consolidation.

             (d) Directors and Officers of the Consolidated Corporation. The directors of Masontown immediately after the Consolidation shall be the directors of Interim Sub immediately prior to the Consolidation. The executive officers of Masontown immediately after the Consolidation shall be the executive officers of Interim Sub immediately prior to the Consolidation. Each of the directors and executive officers of Masontown immediately after the Consolidation shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Association and Bylaws of Masontown.

             (e) Authorized Capital Stock. The authorized capital stock of the Consolidated Corporation upon consummation of the Consolidation shall be as set forth in the Articles of Association of Masontown immediately prior to the Consolidation.

             (f) Effect of the Consolidation. At the Effective Time, the effect of the Consolidation shall be as provided in Section 215 of the National Bank Act and the regulations of the OCC thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Interim Sub and Masontown shall vest in the Consolidated Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Interim Sub and Masontown shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Consolidated Corporation.

2.2.  Effective Date and Effective Time; Closing.

             (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Consolidation, but subject to the fulfillment or waiver of those conditions), the parties shall request the OCC to issue a certificate of consolidation (the "Certificate of Consolidation"), and in connection therewith make such filing or filings as may be required to consummate the Consolidation by applicable laws and regulations, on (i) a date selected by Parkvale after such satisfaction or waiver which is not later than the later of
     (A) seven Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may agree in writing. The Consolidation provided for herein shall become effective upon the issuance of a Certificate of Consolidation by the OCC or on such date as may be specified therein. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Consolidation shall be the time of such filing or as set forth in such filing.

             (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parkvale in Monroeville, Pennsylvania, or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parkvale and Masontown the certificates and other documents required to be delivered under Article VII hereof.

2.3.  The Bank Merger.

     After the Consolidation, the Consolidated Corporation shall merge with and into Parkvale Bank pursuant to the Plan of Bank Merger, as provided in
Section 6.18.

2.4.  Consolidation Consideration.

     Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Consolidation and without any action on the part of any Person:

             (a) Outstanding Masontown Common Stock. Each share of Masontown Common Stock, excluding (i) Masontown-Owned Shares and (ii) Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Consolidation Consideration.

             (b) Outstanding Interim Sub Common Stock. Each share of Interim Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Masontown Common Stock.

             (c) Masontown-Owned Shares. Each Masontown-Owned Share outstanding immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

2.5.  Rights as Shareholders; Stock Transfers.

     At the Effective Time, holders of Masontown Company Stock shall cease to be, and shall have no rights as, shareholders of Masontown other than the right to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Masontown or the Consolidated Corporation of shares of Masontown Common Stock, and if Certificates are presented for transfer after the Effective Time, they shall be delivered to the Exchange Agent or Parkvale Bank for cancellation against delivery of the Consolidation Consideration. No interest shall be paid on the Consolidation Consideration.

2.6.  Dissenting Shares.

     Each outstanding share of Masontown Common Stock the holder of which has perfected his right to dissent under Section 215 of the National Bank Act and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Consolidation Consideration specified in Section 2.4(a) hereof, and the holder thereof shall be entitled only to such rights as are granted by
Section 215 of the National Bank Act. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the aggregate Consolidation

Consideration to which such holder would be entitled pursuant to Section 2.4(a) hereof. Masontown shall give Parkvale prompt notice upon receipt by Masontown of any such written demands for payment of the fair value of shares of Masontown Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Section 215 of the National Bank Act. In addition, the Board of Masontown shall select pursuant to Section 215(c)(2) of the National Bank Act the President of Parkvale. Any payments made in respect of Dissenting Shares shall be made by the Consolidated Corporation.

2.7  Exchange Procedures

             (a) No later than the later of (i) seven business days following the Effective Time or (ii) five business days after receipt by the Exchange Agent of information concerning Masontown's shareholders in a form reasonably acceptable to the Exchange Agent and sufficient to permit the Exchange Agent to do so, Parkvale shall cause the Exchange Agent to mail or make available to each holder of record of a Certificate a notice and letter of transmittal disclosing the effectiveness of the Consolidation and the procedure for exchanging Certificates for the Consolidation Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

             (b) At or prior to the Effective Time, Parkvale shall deliver, or cause Parkvale Bank to deliver, to the Exchange Agent for the benefit of the holders of Certificates (other than the holders of Dissenting Shares and Masontown-Owned Shares) an amount of cash equal to the aggregate Consolidation Consideration for payment of the aggregate Consolidation Consideration to such holders of Certificates.

             (c) Each holder of any outstanding Certificate (other than holders of Dissenting Shares and Masontown-Owned Shares) who surrenders such Certificate and a completed letter of transmittal to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Consolidation Consideration. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Within two business days of the Exchange Agent's acceptance from a holder of such holder's Certificate and a completed letter of transmittal, the Exchange Agent shall distribute the Consolidation Consideration owed to such holder. Each outstanding Certificate which is not surrendered to the Exchange Agent shall, except as provided in Sections 2.4(c) and 2.6, evidence ownership of only the right to receive the Consolidation Consideration without interest.

             (d) The Exchange Agent shall not be obligated to deliver the Consolidation Consideration until the holder surrenders a Certificate and a completed letter of transmittal as provided in this Section 2.7, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent or Parkvale. The Exchange Agent shall promptly notify a holder of any deficiency in a completed letter of transmittal submitted by such holder. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

             (e) Any portion of the cash delivered to the Exchange Agent by Parkvale or Parkvale Bank pursuant to Section 2.7(b) that remains unclaimed by the former shareholders of Masontown for six months after the Effective Time shall be delivered by the Exchange Agent to Parkvale or Parkvale Bank, as applicable. Any shareholders of Masontown who have not theretofore complied with Section 2.7(c) shall thereafter look only to Parkvale for the Consolidation Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parkvale or Parkvale Bank, as applicable (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any of the Parties shall be liable to any holder of Masontown Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parkvale, Parkvale Bank and the Exchange Agent shall be entitled to rely upon the stock transfer books of Masontown to establish the identity of those persons entitled to receive the Consolidation Consideration, which books shall be conclusive with respect thereto.

             (f) The Exchange Agent, Parkvale or Parkvale Bank shall be entitled to deduct and withhold from the Consolidation Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, Parkvale or Parkvale Bank, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

                                 ARTICLE III
                 UNQUALIFIED REPRESENTATIONS AND WARRANTIES
                                OF MASONTOWN

     As of the date hereof, Masontown represents and warrants to Parkvale as follows:

3.1 Capital Structure

             (a) Its authorized capital stock consists solely of 500,000 shares of Masontown Common Stock, par value $2.50 per share, of which 400,000 are issued and outstanding. After the date of this Agreement, the number of issued and outstanding shares of Masontown Common Stock is not subject to increase pursuant to any current plans, commitments or agreements. No shares of Masontown Common Stock are held by it as treasury shares. All outstanding shares of Masontown Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person.

             (b) There are no outstanding Rights with respect to the Masontown Common Stock.

3.2 Registrations

     Its Common Stock is not required to be and has never been registered under the Securities Laws, including but not limited to 12 C.F.R. Part 11.

3.3 Subsidiaries

     It has no Subsidiaries.

3.4 Deposit Insurance

     All eligible accounts of Masontown are insured by the FDIC through the Bank Insurance Fund to the maximum extent permitted by law. Masontown has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect.

3.5 This Agreement

             (a) It has authority to enter into this Agreement, and any other documents and instruments that are to be executed by it in connection with the Transactions and, subject to any necessary approvals from Governmental Entities and/or its shareholders, to consummate the Transactions.

             (b) Its Board has authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions. It has properly executed and delivered this Agreement. Its obligations under this Agreement are valid and binding upon it, and this Agreement does not violate its Articles of Association, Bylaws, or any law, judgment, order, writ, memorandum of understanding, arbitral award, decree or injunction applicable to it, assuming the timely receipt of each of the approvals referred to in Section 3.10.

             (c) No "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation prohibits, restricts or subjects to any material condition its ability to perform its obligations under this Agreement.

3.6 Financial Statements; No Adverse Change

     Its Annual Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects its financial position, results of operations and cash flows as of and for the periods indicated. Its Annual Financial Statements contain reserves for losses which Masontown's Board of Directors believes are adequate to provide for potential losses in the Masontown loan portfolio. Since the period covered by its most recent Annual Financial Statements prior to the date hereof, it conducted its business only in the ordinary course and it has not suffered a Material Adverse Effect. Except as disclosed in such Annual Financial Statements, no circumstances exist that could reasonably be expected to result in a Material Adverse Effect to it. It has no liabilities, known or unknown, asserted or unasserted, absolute, contingent or otherwise, that are required under GAAP to be reflected in audited financial statements or the notes thereto which are not reflected in its Annual Financial Statements other than liabilities incurred in the ordinary course of business since such date.

3.7 Fairness Opinion

     It has received an opinion from its Financial Advisor to the effect that the Consolidation Consideration is fair, from a financial point of view, to its shareholders.

3.8 Interim Events

     Except as Previously Disclosed, since its most recent Interim Financial Statements it has not paid or declared any dividend (other than its regular semi-annual cash dividend) or made any other distribution to shareholders or taken any action (other than loan originations) which if taken after the date hereof would require the prior written consent of Parkvale under Section 6.6 of this Agreement.

3.9 Regulatory Reports

     Since January 1, 1998, it has timely filed all required Regulatory Reports. The Regulatory Reports filed by it since January 1, 1998, as filed or amended, complied with applicable requirements of law and, as of their respective dates or the dates as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.10 Governmental Approvals

     No approval of, or filing with, any Governmental Entity is required by it for the consummation of the Transactions except for:

             (a) any filings or approvals under the Banking Regulations;

             (b) the filing of the Certificate of Consolidation;

             (c) the filing of the articles of merger with respect to the Bank Merger; and

             (d) any anti-trust filings or approvals.

     It is not aware of any reasons relating to it why such consents and approvals should not be granted, free of any conditions or requirements which would be unduly burdensome to Parkvale or Parkvale Bank or which would materially reduce the value of the Transactions to Parkvale.

3.11 No Broker's or Finder's Fees

     No agent, broker, investment banker, person or firm acting on behalf of it will be entitled to any fee or commission in connection with the Transactions, except for its Financial Advisor. It has Previously Disclosed the engagement letter that it entered into with its Financial Advisor which sets forth all of the fees and expenses to be paid to its Financial Advisor in connection with the Transactions.

3.12 Equity Holdings

     It does not own more than 2% of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or more than 2% of the aggregate profit participations in any entity.

3.13 Certain Agreements

     Except as Previously Disclosed, it is not a party to, is not bound or affected by, or does not receive or is not obligated to pay benefits (other than those that relate to benefits which previously have been fully accrued as a liability or expensed and for which there is no future financial reporting obligation) under:

             (a) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money (other than in the case of deposits, FHLB advances and federal funds purchased) or the guarantee of any obligation;

             (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee;

             (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) is or may become due to any present or former director, advisory director, officer or employee;

             (d) any agreement, arrangement or understanding pursuant to which any present or former director, advisory director, officer, employee or agent is entitled to indemnification;

             (e) any agreement, arrangement or understanding which limits its freedom to compete in any line of business or with any person;

             (f) any agreement, arrangement or understanding which would be required to be filed as an exhibit to its Regulatory Reports and which has not been so filed;

             (g) any agreement pursuant to which loans have been sold, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon it; or

             (h) any subservicing agreement.

3.14 No Impediments

     It has not taken or agreed to take any action, nor does it have knowledge of any fact or circumstance, that would materially impede or delay the consummation of the Transactions or the ability of the Parties to obtain any approval of any Governmental Entity required for consummation of the Transactions or to perform their covenants and agreements under this Agreement.

3.15 Registration Obligations

     It is not under any obligation, contingent or otherwise, which will survive the Effective Time to register any of its securities under the Securities Laws.

                                  ARTICLE IV
                  QUALIFIED REPRESENTATIONS AND WARRANTIES
                                 OF MASONTOWN

     As of the date hereof, except as Previously Disclosed and subject to the standard set forth in Section 9.8, Masontown represents and warrants to Parkvale as follows:

4.1 Organization and Good Standing

     It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has authority to own, operate and lease its assets and properties and to carry on its business. It is qualified to do business and is in good standing in each jurisdiction where the character of its assets or the nature of its business requires it to be qualified. It has Delivered accurate copies of its organizational documents, bylaws and other governing documents as currently in effect. Its minute books contain complete and accurate records of all meetings and other actions taken by its shareholders, owners, Board, or committees of its Board. Its stock ledgers or other ownership ledgers reflect all transactions in its capital stock or ownership interests, since its inception.

4.2 Compliance with Law

             (a) It is in compliance with all laws, regulations, ordinances, rules, judgments, orders or decrees applicable to its operations and business.

             (b) It has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted.

             (c) It has not received since January 1, 1998 any notification or communication from any Governmental Entity or the staff thereof asserting that it was not in compliance with any statutes, regulations or ordinances, threatening to revoke any license, franchise, permit or authorization; or threatening or contemplating any enforcement action.

             (d) It is not required to give prior notice to any regulatory agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.3 No Violations

     Neither the execution of this Agreement nor the consummation of the Transactions will result in any violation, breach, termination, default or loss of a material benefit under, or permit the acceleration of any obligation under, or require the consent of a third party under, or give rise to any rights of termination or cancellation under, or result in the creation of any Encumbrance on any of the property or assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, franchise, license, permit, agreement or other instrument or obligation to which Masontown is a party, or by which Masontown or any of its properties or assets are bound.

4.4 Litigation and Other Proceedings

     It is not a defendant in nor is any of its property subject to any pending (or, subject to the Knowledge Qualification, threatened), claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

4.5 Environmental Matters

             (a) It is in compliance with all Environmental Laws. It has not received any communication alleging that it is not in such compliance and, subject to the Knowledge Qualification, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

             (b) Subject to the Knowledge Qualification, none of the properties owned, leased or operated by it has been or is in violation of or liable under any Environmental Law.

             (c) Subject to the Knowledge Qualification, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of it or any person or entity whose liability or obligation for any Environmental Claim it has or may have retained or assumed either contractually or by operation of law.

             (d) It has not conducted (i) any phase one environmental investigations during the past three years (other than in connection with loan originations or purchases) or (ii) any phase two environmental investigations during the past five years, in each case, with respect to any properties owned by it, leased by it or securing loans held by it.

4.6 Insurance

     It is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by its agreements and applicable laws and regulations. It has not, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.

4.7 Labor

     No work stoppage involving it is pending or, subject to the Knowledge Qualification, threatened. It is not involved in or, subject to the Knowledge Qualification, threatened with or affected by, any labor dispute, discrimination or sexual harassment claims, arbitration, lawsuit or administrative proceeding involving any of its current or former employees.
It is not a party to any collective bargaining agreement.

4.8 Indemnification

     Subject to the Knowledge Qualification, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of it has occurred which would give rise to a claim or a potential claim by any such person for indemnification from it; provided, however, that this Section 4.8 shall in no event reduce or otherwise affect the obligations of Parkvale to provide the indemnification and advancement of expenses provided in Section 6.9.

4.9 Loan Portfolio

     Each loan reflected as an asset on its Annual Financial Statements and each loan originated or acquired thereafter is evidenced by appropriate and sufficient documentation and constitutes a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are free and clear of any Encumbrance. It has no loan or other asset that has been classified by examiners or others as "Other Loans of Concern," "Special Mention," "Substandard," "Doubtful" or "Loss," or words of similar import. It has Previously Disclosed a complete list of the real estate acquired by it through foreclosure, repossession or deed in lieu thereof which are currently held by it. The allowance for loan losses reflected in Masontown's Regulatory Reports and shown in the balance sheets contained in Masontown's Annual Financial Statements has been established in accordance with GAAP and all applicable regulatory criteria.

4.10 Investment Portfolio

     All investment securities held by it are carried on its financial books and records in accordance with GAAP. Except for pledges to secure public and trust deposits, none of its investment securities are subject to any restriction, whether contractual or statutory, which materially impairs its ability to freely dispose of such investment securities at any time, other than those restrictions imposed on securities held to maturity under GAAP.

4.11 Defaults

     There has not been any default in any obligation to be performed by it under any agreement and it has not waived any material right under any agreement. Subject to the Knowledge

Qualification, no other party to any agreement is in default in any obligation to be performed by such party.

4.12 Real Estate Loans and Investments

     Except for properties acquired by it in settlement of loans, there are no facts, circumstances or contingencies known to it which exist and would require a reduction under GAAP in the present carrying value of any of its real estate investments, joint ventures, construction loans, other investments or other loans (either individually or in the aggregate with its other loans and investments).

4.13 Employee Benefit Plans

             (a) It has Previously Disclosed all Employee Plans (other than those that relate to benefits which previously have been fully accrued as a liability or expensed and for which there is no future financial reporting obligation) and has heretofore delivered accurate copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports and actuarial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

             (b) Each Employee Plan has been operated and administered in accordance with its terms and with applicable law, including, to the extent applicable, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and the regulations or rules promulgated thereunder; and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.

             (c) Each Employee Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Pension Plan is exempt from tax under
     Section 501(a) of the Code) from the IRS, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

             (d) There is no pending or, subject to the Knowledge Qualification, threatened legal action, suit or claim relating to any Employee Plan (other than routine claims for benefits) or against any related trust thereto or fiduciary thereof.

             (e) It has not engaged in a transaction, or omitted to take any action, with respect to any Employee Plan that has or would reasonably be expected to subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

             (f) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by it with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with it under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan").

             (g) Neither it nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.

             (h)  No notice of a "reportable event", within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Employee Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, subject to the Knowledge Qualification, no condition exists that presents a risk that such proceedings will be instituted by the PBGC.

             (i) There is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other Governmental Entity with respect to any Employee Plan.

             (j) All contributions required to be made under the terms of any Employee Plan or ERISA Affiliate Plan have been timely made.

             (k) Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates.

             (l) Neither it nor any ERISA Affiliate (i) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
     Section 401(a)(29) of the Code, or (ii) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of an Encumbrance under Section 412(n) of the Code or pursuant to ERISA.

             (m) It is not currently a sponsor of or a participating employer in any Pension Plan that is a defined benefit plan.

             (n) It has no obligation to provide retiree health and life insurance or other retiree death benefits under any Employee Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to its employees that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits.

             (o) It has neither made any payments, nor is obligated to make any payments by virtue of the consummation of any of the Transactions or any termination of employment in connection therewith, nor is a party to any agreement or any Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that
     (i) are not or will not be deductible because of Sections 162(m) or 280G of the Code or (ii) would require Parkvale or any of its Subsidiaries to record any charge or expense therefor (or any tax gross-up payments) for financial reporting purposes on a post-acquisition basis.

4.14 Tax Matters

             (a) It has timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns and reports required by applicable law to be filed by it(including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up adequate reserves or accruals for the payment of, all taxes in respect of the periods covered by such returns and reports and, as of the Effective Time, will have paid, or where payment is not required to have been made will have set up adequate reserves or accruals for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. It will not have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

             (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns and reports filed by it are accurate and complete. It is either not delinquent in the payment of any tax, assessment or governmental charge or has requested an extension of time without penalty within which to file any tax returns or reports in respect of any fiscal year or portion thereof. Its federal, state and local tax returns and reports that are open to audit have not been audited by the applicable tax authorities and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against it which have not been settled and paid. There are currently no agreements in effect as to it to extend the period of limitations for the assessment or collection of any tax. No audit, examination or deficiency or refund litigation with respect to any of its returns or reports is pending or, subject to the Knowledge Qualification, threatened.

             (c) It(i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code or by reason of any change in accounting method (nor does it have any knowledge that the

     IRS has proposed any such adjustment or change of accounting method) and
     (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

             (d) It has withheld amounts from its employees, shareholders, and holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

4.15 Derivatives Contracts

     It is not a party to and has not agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included in Masontown's Annual Financial Statements which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract"). It does not own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

4.16 Properties

             (a) All real and personal property owned by it or presently used by it is in good condition (ordinary wear and tear excepted) and are sufficient to carry on its business in the ordinary course consistent with past practices. It has good and marketable title free and clear of all Encumbrances (other than equitable rights of redemption laws relating to property acquired in foreclosure) to all of its properties and assets, real and personal, except

                   (i) liens for current taxes not yet due or payable,

                   (ii) pledges to secure deposits,

                   (iii) such imperfections of title, easements and non-monetary Encumbrances affecting real property, if any, which do not adversely affect the value or use of such real property, and

                   (iv) any monetary Encumbrances, reflected in Masontown's Annual Financial Statements.

             (b) All real and personal property that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and no such lease or license will terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions. None of Masontown's leases contain a prohibition against assignment by Masontown, by operation of law or otherwise, or any provision that would materially interfere with the possession, use or rights with respect to the property by Parkvale or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Transactions as are applicable to Masontown prior to the Effective Time. All improved real property owned or leased by it is in compliance in all material respects with all applicable laws including zoning laws.

4.17 Material Interests of Certain Persons

             (a) None of its officers, directors or employees or any "associate" (as such term is defined in Rule 14a-1 under the Exchange
     Act) or related interest of any such persons has any material interest in any material agreement or property (real or personal, tangible or intangible), used in, or pertaining to, its business.

             (b) Except as Previously Disclosed, there are no outstanding Insider Loans. All outstanding Insider Loans were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by its Board in accordance with applicable law and regulations.

4.18  Intellectual Property

     Masontown owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Masontown, and Masontown has not received any notice of conflict with respect thereto that asserts the right of others. Masontown has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.19  Fiduciary Accounts

     Masontown has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Masontown nor any of its directors, officers or employees has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.20  Books and Records

     The books and records of Masontown are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Masontown.

4.21  Regulatory Matters

             (a) Neither Masontown nor any of any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Masontown has paid all assessments made or imposed by any Government Entity.

             (b) Masontown has not been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

             (c) Masontown received a satisfactory rating in its most recent CRA examination report and a composite rating under the Uniform Financial Institutions Rating System as Previously Disclosed in its most recent compliance examination report.

4.22 Proxy Statement Information

     None of the information relating to it which is included in the Proxy Statement, as of the date such Proxy Statement is mailed to its shareholders and up to and including the date of the meeting of its shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.23 Disclosures

     None of the representations and warranties pursuant to Articles III and IV hereof or any of the information Previously Disclosed or Delivered by it or on its behalf, contains any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information, in light of the circumstances, not misleading.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PARKVALE

     As of the date hereof, Parkvale represents and warrants to Masontown as follows:

5.1 Organization and Good Standing

     It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has authority to own, operate and lease its assets and properties and to carry on its business. It is qualified to do business and is in good standing in each jurisdiction where the character of its assets or the nature of its business requires it to be qualified. It has Delivered accurate copies of its organizational documents, bylaws and other governing documents as currently in effect.

5.2 Registrations

     Parkvale is duly registered as a savings and loan holding company under the HOLA and its Common Stock is registered under the Exchange Act.

5.3 This Agreement

             (a) It has authority to enter into this Agreement, and any other documents and instruments that are to be executed by it in connection with the Transactions and, subject to any necessary approvals from Governmental Entities, to consummate the Transactions.

             (b) Its Board has authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions. It has properly executed and delivered this Agreement. Its obligations under this Agreement are valid and binding upon it, and this Agreement does not violate its Articles of Incorporation, Bylaws, or any law, judgment, order, writ, memorandum of understanding, arbitral award, decree or injunction applicable to it, assuming the timely receipt of each of the approvals referred to in Section 5.7.

             (c) No "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation prohibits, restricts or subjects to any material condition its ability to perform its obligations under this Agreement.

5.4 Financial Statements

     The Financial Statements of Parkvale have been prepared in accordance with GAAP, fairly present in all material respects its consolidated financial position, and contain reserves for losses which Parkvale's Board of Directors believes are adequate to provide for potential losses in the Parkvale loan portfolio. It has not suffered a Material Adverse Effect. No circumstance exists that could reasonably be expected to result in a Material Adverse Effect to it.

5.5 Fairness Opinion

     It has received an opinion from its Financial Advisor to the effect that the Consolidation Consideration is fair, from a financial point of view, to it and its shareholders.

5.6 Regulatory Reports

     The Regulatory Reports filed by it and its Subsidiaries during the past three years, as filed or amended, complied with applicable requirements of law and, as of their respective dates or the dates as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.7 Governmental Approvals

     No approval of, or filing with, any Governmental Entity is required by it for the consummation of the Transactions except for:

             (a) any filings or approvals under the Banking Regulations;

             (b) the filing of the Certificate of Consolidation;

             (c) the filing of the articles of merger with respect to the Bank Merger; and

             (d) any anti-trust filings or approvals.

     It is not aware of any reasons relating to it why such consents and approvals should not be granted, free of any conditions or requirements which would be unduly burdensome to it or which would materially reduce the value of the Transactions to it.

5.8 No Impediments

     It has not taken or agreed to take any action, nor does it have knowledge of any fact or circumstance, that would materially impede or delay the consummation of the Transactions or the ability of the Parties to obtain any approval of any Governmental Entity required for consummation of the Transactions or to perform their covenants and agreements under this Agreement.

5.9 Proxy Statement Information

     None of the information relating to it or any of its Subsidiaries which is supplied by it in writing for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to the shareholders of Masontown and up to and including the date of the meeting of the shareholders of Masontown to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

5.10 Financial Ability

     At the Effective Time, Parkvale or Parkvale Bank will have sufficient cash funds to pay the aggregate Consolidation Consideration and will use such funds for the payment of the Consolidation Consideration subject to the completion of the Transactions in accordance with the terms of this Agreement. Parkvale Bank is, and will be immediately following completion of the Transactions, in compliance with all capital requirements applicable to it under the Banking Regulations.


                                 ARTICLE VI
                          COVENANTS AND AGREEMENTS

6.1 Reasonable Best Efforts

     Subject to the terms and conditions of this Agreement, each of the Parties (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Transactions as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end.

6.2 Shareholders Meeting

     Masontown shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon the adoption of this Agreement. The Board of Masontown has agreed as of the date hereof to recommend to its shareholders that they vote in favor of the adoption of this Agreement. The Board of Masontown will continue to make such favorable recommendation, provided that the Board of Masontown may fail to continue to make such recommendation, or withdraw, modify or change such recommendation, if it has determined in good faith, after the receipt of written advice from its outside counsel, that the making of such recommendation would result in a breach of its fiduciary duties to the shareholders of Masontown under applicable law.

6.3 Regulatory Matters

             (a)  The Parties shall promptly cooperate with each other in the
     preparation of the Proxy Statement.   Masontown shall promptly mail the
     Proxy Statement to its shareholders and shall publish and send the notices required by Section 215(a) of the National Bank Act.

             (b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications (including applications of Interim Sub), notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the Transactions. Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made by another Party or written materials submitted by another Party to any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each Party shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each Party will keep the other Parties apprised of the status of matters relating to completion of the Transactions. The Parties agree that they will use their reasonable best efforts to cause the Closing Date to occur by April 30, 2002.

             (c) Each Party shall, upon the request of another Party, furnish to such other Party all information concerning itself and its Subsidiaries, their respective present and former directors and officers, the shareholders of Masontown and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of a Party or any of its Subsidiaries to any Governmental Entity in connection with the Transactions.

             (d) Each Party shall promptly furnish the other Parties with copies of written communications received from, or delivered to, any Governmental Entity in respect of the Transactions.

6.4 Investigation and Confidentiality

             (a) Masontown shall permit Parkvale and Parkvale's representatives reasonable access to its properties and personnel, and shall disclose and make available to them, upon reasonable request, all books, papers and records relating to its assets, stock or other ownership records, properties, operations, obligations and liabilities, including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entity, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Parkvale may have a reasonable interest, provided that such access and any such reasonable request shall not unduly interfere with the normal operations of Masontown. Masontown shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Parkvale and its representatives, provided that such access shall not unduly interfere with Masontown's normal operations.

             (b) All information furnished previously in connection with the Transactions or pursuant to this Agreement shall be treated as the sole property of the Party furnishing the information until completion of the Transactions and, if the Transactions shall not be completed, the Party receiving the information shall either destroy or return to the Party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two years from the date the Transactions are abandoned but shall not apply to (i) any information which (A) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (B) was then generally known to the public; or (C) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party which is the subject of any such legal requirement or order shall use its best efforts to give the Party, at least ten business days' prior notice thereof.

6.5 Press Releases

     Parkvale and Masontown shall agree with each other as to the form and substance of any press release related to this Agreement or the Transactions, and consult with each other as to the form and substance of other public disclosures which may relate to the Transactions provided, however, that nothing contained herein shall prohibit either of them, following notification to the other, from making any disclosure which it believes is required by law or regulation.

6.6 Business of the Parties

             (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parkvale, Masontown shall carry on its business only in the ordinary course consistent with past practice. During such period, Masontown will use all reasonable efforts to (x) preserve its business organization intact, (y) keep available the present services of its employees and (z) preserve the goodwill of its customers and others with whom it has business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parkvale or as expressly contemplated hereby, between the date hereof and the Effective Time, Masontown shall not:

                    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                   (ii) issue any shares of its capital stock; issue, grant, modify or authorize any Rights; purchase any shares of its capital stock or ownership interests; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                   (iii) amend its Articles of Association, Bylaws or similar organizational documents; or waive or release any material right or cancel or compromise any material debt or claim;

                   (iv) increase the rate of compensation of or benefits to any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new benefit or incentive to, any of its directors, officers or employees, except (A) compensation increases as may be required pursuant to Previously Disclosed commitments existing on the date hereof, (B) normal year-end bonuses for calendar 2001 not to exceed 10% of aggregate salaries, or
          (C) as may be required by law;

                   (v) enter into or, except as may be required by law, modify any Employee Plan;

                   (vi) except for Previously Disclosed loans as to which a commitment is outstanding as of the date of this Agreement, originate or purchase (A) any brokered loan not pursuant to a commitment Previously Disclosed and existing on the date hereof, (B) any unsecured loan in excess of $50,000,(C) any loan secured by a first trust or mortgage on a one- to four-family residential property in excess of $250,000, (D) any loan secured by a first trust or mortgage on commercial real property in excess of $400,000, or (E) any other loan in excess of $100,000, provided that Parkvale agrees it will not unreasonably withhold its consent upon receiving a request from Masontown;

                   (vii) except as otherwise permitted hereunder, enter into (A) any agreement for the purchase, sale, transfer, Encumbrance or other disposition of any properties or assets (other than real estate acquired in foreclosure (or by deed in lieu thereof) or repossessed assets, in each case, with a carrying value on Masontown's Financial Reports of less than $250,000 individually), (B) any other transaction, agreement, arrangement or commitment not made in the ordinary course of business, (C) any agreement, indenture or other instrument relating to the borrowing of money or guarantee of any obligations, except for deposits, FHLB advances not to exceed six months to maturity, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (D) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment; or (E) any contract, agreement or understanding with a labor union;

                   (viii) change any of its methods of accounting, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its last federal income tax return, except as required by changes in laws or regulations;

                   (ix) enter into or renew any lease of real or personal property or any service contract; or fail to give any required notice to prevent a lease or service contract from being renewed; or make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments Previously Disclosed and existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

                   (x) enter into or agree to enter into any agreement, arrangement or commitment described in Section 3.13(b) -
          (h);

                   (xi) file any applications or make any contract with respect to branching or site location or relocation;

                   (xii) purchase any security or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity, other than marketable securities (which do not exceed 1% of the securities outstanding within such class) purchased in the ordinary course of business consistent with past practice;

                   (xiii) except with respect to real estate acquired in foreclosure (or by deed in lieu thereof) or repossessed assets, enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                   (xiv) except as necessitated in the reasonable opinion of Masontown due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending, investment, or deposit gathering policies, except to the extent required by law or an applicable regulatory authority;

                   (xv) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                   (xvi) take any action that would cause any of the representations and warranties of Masontown contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Section 7.1 or 7.3 hereof not to be satisfied;

                   (xvii) voluntarily take any action that would materially impede or delay the completion of the Transactions or the ability of the Parties to perform their covenants and agreements under this Agreement; or

                   (xviii) agree to do any of the foregoing.

             (b) Except with the prior written consent of Masontown or as expressly contemplated hereby, between the date hereof and the Effective Time, Parkvale shall not:

                   (i) take any action that would cause any of its representations and warranties contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of
          Section 7.1 or 7.2 hereof not to be satisfied;

                   (ii) voluntarily take any action that would materially impede its ability to perform its covenants and agreements under this Agreement; or

                   (iii) agree to do any of the foregoing.

             (c) Each Party shall promptly notify the other Parties in writing of the occurrence of any matter or event known to and directly involving it, that could have, either individually or in the aggregate, a Material Adverse Effect upon it.

6.7 Certain Actions

             (a) Neither Masontown nor any of its officers, directors, employees, representatives or agents shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any Alternative Proposal, provided, however, that the Board of Masontown may furnish such information or participate in such negotiations or discussions if it, after having consulted with and considered the written advice of outside counsel and its Financial Advisor, has determined in good faith that the failure to do the same would result in a breach of the fiduciary duties of such Board to Masontown's shareholders under applicable law. Masontown will promptly inform Parkvale orally and in writing of any such request for information or of any such negotiations or discussions, as well as instruct its directors, officers, representatives and agents to refrain from taking any action prohibited by this Section 6.7. In no event may Masontown provide any information to a third party that it has not provided to Parkvale. Masontown agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal.

             (b) In the event that the Board of Masontown determines in good faith, upon the written advice of its Financial Advisor and outside counsel, that it has received a Superior Offer (as defined below), it shall notify Parkvale in writing of its intent to terminate this Agreement and concurrently with or after such termination cause Masontown to enter into an acquisition agreement with respect to, or in the event of a tender offer recommend acceptance of, the Superior Offer. Such notice shall specify all of the terms and conditions of such Superior Offer, identify the person making such Superior Offer, and provide the written advice received from its Financial Advisor and outside counsel. Parkvale shall have five business days to evaluate and respond to the Masontown notice. If Parkvale notifies Masontown in writing prior to the expiration of the five business day period provided above that it or Parkvale Bank shall increase the Consolidation Consideration to an amount at least equal to that of such Superior Offer (the "Parkvale Proposal"), then Masontown shall not be permitted to enter into an acquisition agreement with respect to, or in the event of a tender offer permit its Board to recommend acceptance to its shareholders of, such Superior Offer. Such notice by Parkvale shall specify the new Consolidation Consideration. Masontown shall have five business days to evaluate the Parkvale Proposal.

             (c) In the event the Superior Offer involves consideration to Masontown's shareholders consisting of securities, in whole or in part, a Parkvale Proposal shall be deemed to be at least equal to the Superior Offer, if the Parkvale Proposal offers cash Consolidation Consideration that equals or exceeds the consideration being offered to Masontown's shareholders in the Superior Offer valuing any securities forming a part of the Superior Offer at its cash equivalent based upon (a) the average trading price of such securities for the 10 trading days immediately preceding the date of the Parkvale Proposal or (b) the written valuation of such securities by a nationally recognized investment banking firm selected by Parkvale and reasonably acceptable to Masontown if such securities are not traded on a nationally recognized exchange or will be newly issued securities that are not of a class then trading on a nationally recognized exchange. Any written valuation shall be attached as an exhibit to the Parkvale Proposal.

             (d) In the event that the Board of Masontown determines in good faith, upon the written advice of its Financial Advisor and outside counsel, that the Parkvale Proposal is not at least equal to the Superior Offer, Masontown can terminate this Agreement in order to execute an acquisition agreement with respect to, or in the event of a tender offer to allow its Board to adopt a resolution recommending acceptance to Masontown's shareholders of, the Superior Offer as provided in Section 8.1(g). For purposes of this Agreement, a "Superior Offer" means any bona fide proposal, including a tender offer, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the shares of Masontown Common Stock then outstanding or all or substantially all the assets of Masontown and provides consideration to Masontown's shareholders which the Board of Masontown determines in its good faith judgment (based on the advice of its Financial Advisor) to be materially more favorable than the Consolidation Consideration and for which third-party financing, to the extent required, is then firmly committed.

6.8 Current Information

     During the period from the date hereof to the Effective Time, Masontown shall, upon the request of Parkvale, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Parkvale regarding Masontown's financial condition, operations and business and matters relating to the completion of the Transactions. As soon as reasonably available, but in no event more than two business days after filing or receipt, Masontown will deliver to Parkvale all reports and documents including Regulatory Reports filed by it with the OCC or under the Banking Regulations subsequent to the date hereof, and all reports issued by any Governmental Entity with respect to, and delivered to, Masontown subsequent to the date hereof. Within 45 days after the end of each month, Masontown will deliver to Parkvale an unaudited balance sheet and an unaudited statement of income, without related notes, for such month prepared in accordance with GAAP.

6.9 Indemnification

             (a) Parkvale shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the directors and officers of Masontown (the "Indemnified Parties") under Masontown's Articles of Association or Bylaws as Previously Disclosed which, as enforceable contractual rights, shall survive the Consolidation and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time. Parkvale shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by the applicable Banking Regulations in effect on the date hereof or as amended applicable to a time before the Effective Time upon receipt of any undertaking required by the applicable Banking Regulations. Any Indemnified Party wishing to claim indemnification under this Section 6.9(a), upon learning of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each a "Claim"), shall notify Parkvale (but the failure so to notify Parkvale shall not relieve it from any liability which it may have under this
     Section 6.9(a) except to the extent such failure materially prejudices Parkvale) and shall deliver to Parkvale any undertaking required by the applicable Banking Regulations. Parkvale shall ensure, to the extent permitted under the applicable Banking Regulations, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Articles of Association or Bylaws of Masontown (as the case may be), as in effect on the date hereof, or allowed under the applicable Banking

     Regulations, as in effect on the date hereof or as such law or regulation may be amended applicable to a time before the Effective Time, shall survive the consummation of the Transactions.

             (b) From and after the Effective Time, the directors and officers of Masontown who become directors or officers of Parkvale or its Subsidiaries shall have indemnification rights having prospective application with respect to acts or omissions occurring after the Effective Time. The prospective indemnification rights shall consist of such rights to which directors and officers of Parkvale or its Subsidiaries, whichever is applicable, are entitled to under the provisions of the Articles of Incorporation, Charter or Bylaws of Parkvale or its Subsidiaries, whichever is applicable, as in effect from time to time after the Effective Time, and the provisions of applicable state law and the Banking Regulations, whichever is applicable, as in effect from time to time after the Effective Time.

             (c) For a period of six years from and after the Effective Time, Parkvale shall use all commercially reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Masontown (provided that Parkvale may substitute therefor policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in the event such coverage is provided through Parkvale's insurer it may be on terms and conditions (other than coverage and amounts) consistent with Parkvale's current coverage), or in lieu thereof single limit tail coverage for such period (which shall be purchased by Masontown immediately prior to Closing upon the request of Parkvale), with respect to claims arising from facts or events which occurred before the Effective Time. In no event shall Parkvale be required to spend, directly or indirectly through Masontown, more than $50,000 in the aggregate to either maintain or procure insurance coverage pursuant to this Agreement. If the cost to maintain or procure such coverage exceeds $50,000, Parkvale shall use all commercially reasonable efforts to obtain the most advantageous insurance coverage that is readily available for a premium equal to $50,000. Coverage under Parkvale's policy shall not be considered "substantially less advantageous" than Masontown's policy because of a higher deductible amount if Parkvale undertakes in writing to pay any difference in deductible amounts. Following the Effective Time, the directors and officers of Parkvale and its Subsidiaries shall be covered by the directors' and officers' liability insurance maintained by Parkvale and/or its Subsidiaries, whichever is applicable.

             (d)  The obligations of Parkvale provided under paragraphs (a),
     (b) and (c) of this Section 6.9 are intended to be enforceable against Parkvale directly by the Indemnified Parties and shall be binding on all successors and permitted assigns of Parkvale.

6.10 Environmental Reports

             (a) If requested by Parkvale within 30 days of the date hereof (or within 20 days after Parkvale is informed of the permitted acquisition or lease of any real property by Masontown after the date hereof), Masontown shall provide to Parkvale, as soon as reasonably practicable, but not later than 30 days from the receipt by Masontown of the request of Parkvale therefor, a report of a phase one environmental investigation on real property owned or leased by Masontown (but excluding space in office or retail and similar establishments leased by Masontown for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one environmental investigation in Parkvale's reasonable opinion, Masontown shall provide to Parkvale, within 45 days of the receipt by Masontown of the request of Parkvale therefor, a report of a phase two environmental investigation on properties requiring such additional study. Parkvale shall have ten days from its receipt of the phase one environmental investigation to request a phase two environmental investigation. The costs of the phase one and phase two environmental investigations, if any, shall be borne by Parkvale.

             (b) Should the sum of the cost of taking all remedial or other corrective actions and measures (i) required by applicable law, including applicable cleanup standards, or reasonably likely to be required by applicable law, and (ii) not required or likely required by applicable law, but recommended or suggested by the above report or reports or prudent in light of serious life, environmental, health or safety concerns exceed the sum of $200,000 as reasonably estimated by an environmental expert retained for such purpose by Parkvale and reasonably acceptable to Masontown, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then Parkvale shall have the right pursuant to Section 8.1(h) hereof, for a period of 20 business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement.

6.11 Employees and Employee Benefit Plans

             (a) Full time employees of Masontown who remain employed after the Effective Time will be eligible to participate in benefit plans of Parkvale and its Subsidiaries that are generally available to their full-time employees on a uniform and non-discriminatory basis in accordance with and subject to the terms and provisions of such benefit plans, with credit for years of service with Masontown for the purpose of determining eligibility for participation, vesting and entitlement to vacation time and sick pay (but not for the purpose of accrual or restoration of benefits under any existing or future benefit plan of Parkvale or any of its Subsidiaries where benefits are calculated on an actuarial basis, including any qualified or non-qualified defined benefit plan or restoration plan). Contributions to (and accrual of benefits, to the extent applicable, if any, under) benefit plans of Parkvale on behalf of continuing full-time employees of Masontown shall only relate to qualifying compensation earned by such employees after the Effective Time subject to the terms and provisions of such benefit plans. Notwithstanding anything contained above, continuing full time employees of Masontown shall not be eligible to participate in any qualified plan of Parkvale or any of its Subsidiaries, including the Parkvale employee stock ownership plan, until the plan year commencing in 2002, except that former Masontown employees who participate in the Masontown 401(k) Plan shall be eligible to participate in the Parkvale 401(k) Plan at the time the 401(k) Plans are merged in accordance with Section 6.11(d) hereof. Parkvale shall amend its employee stock ownership plan to accomplish the foregoing, to the extent such amendments are consistent with the Code and any other applicable law. Parkvale shall use its best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the corresponding Masontown group health plan) and eligibility waiting periods under its group health plans to be waived with respect to such participants and their eligible dependents.

             (b) If the employment of any full-time employee of Masontown is involuntarily terminated other than for Cause within one year following the Effective Time, Parkvale or its applicable Subsidiary shall provide severance benefits to such employee in a cash amount equal to such employee's regular salary for a one-week period (as in effect immediately prior to the Effective Time) multiplied by the total number of whole years of such employee's full-time employment at Masontown (subject to a minimum severance of eight weeks for those employees who have at least one year of service as of the Effective Time), plus the continuation of any insurance benefits that the terminated employee was receiving through the end of the calendar month in which the employee receives his or her lump sum severance payment. Notwithstanding the foregoing, however, in no event shall Parkvale or any of its Subsidiaries have any obligation to provide severance benefits to any full-time employee (i) whose termination of employment occurs due to resignation or discharge for Cause or (ii) who is entitled to severance benefits or the equivalent thereof under the terms of any other compensation plan or individual contract or the provisions of Section 6.11(c).

             (c) Parkvale agrees that it will offer as of the Effective Time to enter into (i) employment agreements with each of the Masontown executive officers set forth on the disclosure schedule, with the form of such agreements to be substantially similar to Exhibit B hereto and with the individual titles, salary amounts and other terms to be as Previously Disclosed, and (ii) a consulting agreement with David B. Martin in a form substantially similar to Exhibit C hereto, provided in each case that the executive officer has not died, become disabled or incapacitated, or become subject to termination for Cause as of the Effective Time. Those executive officers who accept Parkvale's offer shall not be entitled to any severance payments pursuant to Section 6.11(b) hereof.

             (d) At any time on or after the Effective Time as determined by Parkvale, the Masontown 401(k) Plan shall be merged into the Parkvale 401(k) Plan, with the Parkvale 401(k) Plan being the surviving plan, all in accordance with applicable law. Masontown shall take all actions requested by Parkvale in order to accomplish the merger of the Masontown

     401(k) Plan into the Parkvale 401(k) Plan. Parkvale may at any time after the Effective Time modify the Masontown 401(k) Plan or the merged 401(k) Plans, as Parkvale in its sole discretion determines necessary or appropriate to accomplish the merger, and to facilitate the ongoing operation of the merged 401(k) Plan, subject to compliance with applicable law.

             (e) Masontown shall cause its defined benefit pension plan to be terminated as soon as practicable but in no event later than at or immediately prior to the Effective Time in accordance with applicable law and in a manner that will not result in the imposition of any liability or responsibility upon Parkvale or any of its Subsidiaries. Notwithstanding the preceding sentence, the parties understand that actual liquidation of the pension plan will not occur until an IRS determination letter is obtained and the affairs of the plan are wound up. The reasonable costs of terminating the defined benefit pension plan shall be paid by the plan in a manner consistent with DOL Advisory Opinions 97-03A and 2001-01A, provided that such costs do not exceed the amount by which the plan is overfunded. Masontown shall not make any additional contributions to its defined benefit pension plan, except as required by law. In connection with the plan termination, the parties agree that any excess plan assets (after payment of appropriate fees and expenses) will be allocated among the plan participants in proportion to the present value of their accrued benefits, unless otherwise required by the IRS. Plan benefits will be distributed in lump-sum payments or funded through the purchase of annuities from an insurance carrier reasonably to Parkvale, at the election of Masontown.

             (f) Parkvale agrees to take all action necessary to appoint or elect, within 12 months following the Effective Time, one current director of Masontown who is designated by the Masontown Board and who is otherwise reasonably acceptable to Parkvale as a director of Parkvale. Such former Masontown director shall be appointed to the Parkvale Board of Directors for a term expiring in 2002. Thereafter, subject to its fiduciary duties, the Parkvale Board of Directors shall nominate such former Masontown director for a three-year term expiring in 2005.

             (g) Subject to the fiduciary duties of the Parkvale Board, Messrs. Reagan and Hall and each non-employee director of Masontown as of the date hereof who is not appointed or elected to the Parkvale Board shall be requested by Parkvale to serve as members of an Advisory Board for three consecutive one-year terms following the Effective Time. The members of the Advisory Board shall meet quarterly and be paid a fee of $250 per meeting attended.

             (h) Parkvale agrees to honor the plans providing post-retirement life insurance benefits Previously Disclosed by Masontown.

6.12 Litigation Matters

     Masontown will consult with Parkvale about any proposed settlement, or any disposition of, any litigation to which Masontown is a party.

6.13 Conforming Entries

             (a) Masontown recognizes that Parkvale and its Subsidiaries may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable law, from and after the date hereof to the Closing, Masontown and Parkvale shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Masontown to those policies of Parkvale and its Subsidiaries, as specified in each case in writing from Parkvale to Masontown, based upon such consultation and subject to the conditions in Section 6.13(c) below.

             (b) Subject to applicable law, Masontown and Parkvale shall consult and cooperate with each other with respect to determining, as specified in a written notice from Parkvale to Masontown, based upon such consultation and subject to the conditions in Section 6.13(c) below, the amount and the timing for recognizing for financial accounting purposes of Masontown's expenses of the Transactions and the restructuring charges relating to or to be incurred in connection with the Transactions.

             (c) Subject to applicable law, Masontown shall (i) establish and take such reserves and accruals at such time as Parkvale shall reasonably request to conform the loan, accrual and reserve policies of Masontown to the policies of Parkvale and its Subsidiaries, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Transactions and restructuring charges related to or to be incurred in connection with the Transactions, in each case at such times as are reasonably requested by Parkvale, but in no event prior to five days before the Closing Date; provided, however, that on the date such reserves, accruals and charges are to be taken, Parkvale shall certify to Masontown that all conditions to Parkvale's obligation to consummate the Transactions set forth in Sections 7.1 and
     7.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing by Masontown, the delivery of which shall continue to be conditions to Parkvale's obligation to consummate the Transactions) have been satisfied or waived; and provided, further, that Masontown shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

             (d) No reserves, accruals or charges taken in accordance with this Section may be a basis to assert a violation or a breach of a representation, warranty or covenant of Masontown herein.

6.14 Systems Integration

     During the period from the date hereof to the Effective Time, Masontown shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause its data processing service providers to, cooperate and assist Parkvale in connection with an electronic and systematic conversion of all applicable data regarding Masontown to Parkvale Bank's system of electronic data processing. In furtherance of the foregoing, Masontown shall make reasonable arrangements during normal business hours to permit representatives of Parkvale Bank to train Masontown's employees in Parkvale Bank's system of electronic data processing.

6.15 Disclosure Supplements

     From time to time prior to the Closing, each Party shall promptly supplement or amend any materials Previously Disclosed or Delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed or Delivered or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the disclosing Party for the purpose of determining whether the conditions set forth in Article VII hereof have been satisfied.

6.16 Failure to Fulfill Conditions

     If a Party determines that a condition to its obligations to consummate the Transactions may not be fulfilled, it will promptly notify the other Parties. Each Party will promptly inform the other Parties of any facts applicable to it that would be likely to prevent or materially delay approval of any of the Transactions by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of any of the Transactions.

6.17 Organization of Interim Sub

     Parkvale shall cause Interim Sub to be organized as an interim savings bank under the Banking Code. The Board of Interim Sub shall approve this Agreement and the Merger, whereupon Interim Sub shall become a party to, and be bound by, this Agreement, and Parkvale shall adopt and ratify this Agreement in its capacity as the sole shareholder of Interim Sub.

6.18  The Bank Merger

     Parkvale and Masontown agree to take all action necessary and appropriate, including causing the entering into of an appropriate Plan of Merger to cause the Consolidated Corporation to merge with and into Parkvale Bank (the "Bank Merger") in accordance with applicable laws and regulations and the terms of the Plan of Bank Merger immediately following consummation of the Consolidation, with Parkvale Bank as the surviving entity. The Plan of Bank Merger shall provide that (i) the directors of Parkvale Bank upon consummation of the Bank Merger shall be the directors of Parkvale Bank immediately prior to the Bank Merger, and (ii) the offices of Masontown shall operate as a division of Parkvale Bank under the name "The Second Bank of Masontown, a division of Parkvale Bank," or as close to that as legally possible, for a period of three years following the Bank Merger Effective Time.

6.19 Liquidated Damages

     Due to expenses, direct and indirect, incurred by Parkvale and Parkvale Bank in negotiating and executing this Agreement and in taking steps to effect the Transactions, and the loss by them of other opportunities, and as material inducement for Parkvale agreeing to enter into this Agreement, Masontown shall pay to Parkvale agreed upon cash liquidated damages of $1,600,000, within 30 days after written demand for payment is made by Parkvale, following the occurrence of any of the events set forth below:

             (a)  Masontown terminates this Agreement pursuant to Section
     8.1(g);

             (b) the termination of this Agreement by Masontown for any reason (other than a termination by Masontown pursuant to Section 8.1(b) or (c)) prior to the date of the meeting of the shareholders of Masontown to vote on this Agreement; or

             (c) the entering into a definitive agreement by Masontown relating to an Alternative Proposal or the consummation of an Alternative Proposal involving Masontown within 18 months after the occurrence of any of the following: (i) the termination of this Agreement by Parkvale pursuant to Section 8.1(b) or 8.1(f); (ii) the failure of the shareholders of Masontown to adopt this Agreement at the Masontown shareholders meeting held to vote on this Agreement; or (iii) March 31, 2002 if prior thereto the Masontown shareholders meeting has not been held to vote on the adoption of this Agreement.

6.20  Transaction Expenses of Masontown

             (a) Masontown has Previously Disclosed to Parkvale its estimated budget of transaction-related expenses either paid or reasonably anticipated to be payable by Masontown in connection with the negotiation of this Agreement and the completion of the transactions contemplated by this Agreement, based on facts and circumstances currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Masontown shall use its best efforts to keep its transaction-related expenses within the budget and shall promptly notify Parkvale if it determines that it may not be able to do so.

             (b) Promptly after the execution of this Agreement, Masontown shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days. Masontown shall accrue and/or pay all of such amounts as soon as possible.

             (c) Masontown shall cause its professionals to render monthly invoices within 20 days after the end of each month. Masontown shall advise Parkvale monthly of all out-of-pocket expenses which Masontown has incurred in connection with the Agreement.

                                  ARTICLE VII
                             CONDITIONS PRECEDENT

7.1 Conditions Precedent - the Parties

     The respective obligations of both Parties to effect the Consolidation shall be subject to the satisfaction of the following conditions at or prior to the Closing unless waived by the Parties to the extent permitted by Section 8.4.

             (a) The shareholders of Masontown shall have adopted this Agreement in accordance with all legal requirements.

             (b) All approvals and consents from any Governmental Entity, the approval or consent of which is required for the completion of the Transactions, shall have been received and all statutory waiting periods in respect thereof shall have expired; and the Parties shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the completion of the Transactions; provided, however, none of the approvals, consents or waivers referred to in this Section 7.1(b) shall contain any conditions, restrictions or requirements which the Parkvale Board reasonably determines in good faith would, individually or in the aggregate, be unduly burdensome or materially reduce the value of the Transactions to Parkvale.

             (c) None of Parkvale, Parkvale Bank or Masontown shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal completion of any of the Transactions.

             (d) No proceeding initiated by any Government Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of any of the Transactions shall be pending or threatened.

7.2 Conditions Precedent - Masontown

     The obligations of Masontown to effect the Consolidation shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Masontown to the extent permitted by Section 8.4.

             (a) The representations and warranties of Parkvale made herein shall be true and correct as of the date hereof and in all material respects as of the Closing as though made anew at the Closing (as if the Closing Date was the date hereof for such purpose).

             (b) Parkvale shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

             (c) Parkvale shall have delivered to Masontown a certificate, dated the Closing Date and signed by its Chief Executive Officer, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

             (d) Parkvale shall have furnished Masontown with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 as such conditions relate to Parkvale as Masontown may reasonably request.

7.3 Conditions Precedent - Parkvale

     The obligations of Parkvale and Interim Sub to effect the Consolidation shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Parkvale to the extent permitted by Section 8.4.

             (a) Between the date hereof and the Closing, Masontown shall not have been affected by any event or change which has had or caused, or is reasonably likely to have or cause, a Material Adverse Effect.

             (b) The representations and warranties of Masontown set forth herein shall be true and correct as of the date hereof and in all material respects as of the Closing as though made anew at the Closing (as if the Closing Date was the date hereof for such purpose), except that in each case the representations and warranties under Article IV shall be subject to the standard set forth in Section 9.8.

             (c) Masontown shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

             (d) Masontown shall have delivered to Parkvale a certificate, dated the Closing Date and signed by its Chief Executive Officer, to the effect that the conditions set forth in Sections 7.3(a) through 7.3(c) have been satisfied.

             (e) Masontown shall have furnished Parkvale with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 as such conditions relate to Masontown as Parkvale Bank may reasonably request.

             (f) Dissenting Shares shall not represent 15% or more of the outstanding Masontown Common Stock.

                                 ARTICLE VIII
                       TERMINATION, WAIVER, AMENDMENT
                          AND SPECIFIC PERFORMANCE

8.1 Termination

     This Agreement may be terminated by a written instrument prior to the Effective Time:

             (a) by the mutual consent of the Boards of Parkvale and Masontown;

             (b) by the Board of the non-breaching Party if the other Party has breached in any material respect any of its covenants, agreements or representations and warranties (but in the case of representations and warranties under Article IV subject to the standard set forth in Section 9.8) herein, and such breach has not been cured within 30 days after written notice;

             (c) by the Board of either Parkvale or Masontown, (i) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order prohibiting the completion of the Transactions or
     (ii) if application for any necessary prior approval of a Governmental Entity is denied or withdrawn at the request or recommendation of the Governmental Entity, provided that such denial or request or recommendation for withdrawal is not due to the terminating Party's breach of any provision of this Agreement;

             (d) by the Board of either Parkvale or Masontown if the shareholders of Masontown fail to adopt this Agreement at the Masontown shareholders meeting held to vote on this Agreement;

             (e) by the Board of either Parkvale or Masontown if the Effective Time has not occurred by the close of business on April 30, 2002, provided that the terminating Party is not then in breach of any of its covenants, agreements or representations and warranties (but in the case of representations and warranties under Article IV subject to the standard set forth in Section 9.8) herein;

             (f) by the Board of Parkvale if the Masontown Board either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of Masontown vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Parkvale its recommendation that the shareholders of Masontown vote in favor of the adoption of this Agreement;

             (g) by the Board of Masontown if Masontown has received a Superior Offer which is not timely matched by Parkvale and Parkvale Bank pursuant to Section 6.7, and the Board of Masontown has made a determination to accept such Superior Offer subject to approval thereof by Masontown's shareholders, and simultaneously with the termination of this Agreement pursuant to this paragraph Masontown enters into an acquisition agreement with respect to the Superior Offer if the Superior Offer is for a merger or the Board of Masontown adopts a binding resolution to recommend to the shareholders of Masontown that they accept the Superior Offer if the Superior Offer is for a tender offer; or

             (h) by the Board of Parkvale if Parkvale has determined that there is an unacceptable environmental risk pursuant to Section 6.10.

8.2 Effect of Termination

     In the event that this Agreement is terminated, it shall become void and have no effect, except for:

             (a) the provisions relating to confidentiality set forth in
     Section 6.4,

             (b) the provision relating to press releases set forth in Section 6.5,

             (c) the provision relating to cash liquidated damages set forth in
     Section 6.19; and

             (d) a termination pursuant to Section 8.1(b) shall not relieve the breaching Party from any liability or damages if such termination arises out of its willful breach of any provision of this Agreement; in such event the non-breaching Party shall be entitled to such monetary remedies and relief against the breaching Party as are available at law.

8.3 Survival of Representations, Warranties and Covenants

     All representations, warranties, agreements and covenants in this Agreement or in any other document or instrument delivered pursuant hereto or in connection herewith shall expire on, and be terminated and extinguished at, the Effective Time other than agreements or covenants contained herein or therein that by their terms are to be performed after the Effective Time. No such representations, warranties, agreements or covenants shall be deemed to be terminated or extinguished so as to deprive Parkvale or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any person, including any shareholder or former shareholder.

8.4 Waiver

     Each Party hereto by written instrument approved by its Board and signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the shareholders of Masontown) extend the time for the performance of any of the obligations or other acts of the other Party hereto and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other Party of any of its obligations set forth herein.

8.5 Amendment or Supplement

     This Agreement may be amended at any time by mutual written agreement of the Parties approved by their Boards and signed by an executive officer of each Party, provided that any such amendment after the adoption of this Agreement by shareholders of Masontown shall not either modify the form or decrease the amount of the Consolidation Consideration or otherwise materially adversely affect such shareholders without the approval of the shareholders to the extent required by applicable law.

8.6 Specific Performance

     The Parties acknowledge and agree that the Transactions contemplated herein are unique and that any remedy at law for breach is inadequate to compensate the aggrieved Party or Parties. Accordingly, each Party shall have the right to seek specific performance of this Agreement and the other Party's duties, obligations, covenants and agreements herein in order to cause the Transactions to be consummated. To this end, each Party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance or any other equitable relief.


                                  ARTICLE IX
                                MISCELLANEOUS

9.1 Expenses

     Each Party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its Financial Advisor, counsel and accountants.

9.2 Entire Agreement

     This Agreement together with any other documents or instruments executed by the Parties relating to the subject matter hereto concurrently with or on the same day as the execution of this Agreement contains the entire agreement among the Parties with respect to the Transactions and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein which are to be executed after the date hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in
Article II and in Sections 6.9 and 6.11 hereof.

9.3 No Assignment

     None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person.

9.4 Notices

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

     If to Masontown:

               The Second National Bank of Masontown
               110 South Main Street
               Masontown, Pennsylvania 15461

               Attention: Harry D. Reagan
                          Chairman and Chief Executive Officer

     With a required copy to:

               Stevens & Lee, P.C.
               111 North Sixth Street
               Reading, Pennsylvania 19603-0679

               Attention: David W. Swartz, Esq.

     If to Parkvale or Interim Sub:

               Parkvale Financial Corporation
               4220 William Penn Highway
               Monroeville, Pennsylvania 15146-2774

               Attention: Robert J. McCarthy, Jr.
                          President and Chief Executive Officer

     With a required copy to:

               Elias, Matz, Tiernan & Herrick, L.L.P.
               734 15th Street, N.W.
               Washington, D.C.  20005

               Attention: Gerald F. Heupel, Jr., Esq.

9.5 Counterparts

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.6 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction. The Parties hereby designate Pittsburgh, Pennsylvania to be the proper jurisdiction and venue for any suit or action arising out of this Agreement.

9.7 Severability

     Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

9.8 Standard of Breach

     None of the representations or warranties contained in Article IV shall be deemed untrue or incorrect, and Masontown shall not be deemed to have breached its representations or warranties therein as a consequence of the existence of any fact, circumstance or event, which would not, either individually or taken together with all other facts, circumstances or events, have a Material Adverse Effect on it.

9.9 Alternative Structure

     Notwithstanding any provision of this Agreement to the contrary, Parkvale may at any time modify the structure of the acquisition of Masontown set forth herein, subject to the prior written consent of Masontown which consent shall not be unreasonably withheld or delayed, provided that

(i) the Consolidation Consideration to be paid to the holders of Masontown Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Entities.

9.10 Calculation of Dates and Deadlines

     Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event or occurrence. Any deadline, due date, expiration date or period-end to be calculated under this Agreement shall be deemed to end at 5:00 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Monroeville, Pennsylvania.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                     THE SECOND NATIONAL BANK OF
                                      MASONTOWN

Attest:


/s/ Scott M. Allen                 By: /s/ Harry D. Reagan
----------------------                ----------------------------
Name: Scott M. Allen               Name: Harry D. Reagan
Title: Secretary                   Title: Chairman and Chief Executive Officer


                                     PARKVALE FINANCIAL CORPORATION

Attest:



/s/ Erna A. Golota                 By: /s/ Robert J. McCarthy, Jr.
----------------------                ----------------------------
Name: Erna A. Golota               Name: Robert J. McCarthy, Jr.
Title: Secretary                   Title: President



     Parkvale Acquisition Corp., Interim Sub, has joined as a Party to this Agreement on this __ day of ___________, 2001.

                                     PARKVALE ACQUISITION CORP.

Attest:



______________________             By:_________________________________
Name: Erna A. Golota               Name: Robert J. McCarthy, Jr.
Title: Secretary                   Title: President

                                                                     Exhibit A


                           Form of Voting Agreement

                                 July __, 2001

Board of Directors
Parkvale Financial Corporation
4220 William Penn Highway
Monroeville, Pennsylvania 15146-2774

Dear Ladies and Gentlemen:

     The undersigned understands that Parkvale Financial Corporation ("Parkvale") and The Second National Bank of Masontown ("Masontown") are entering into an Agreement and Plan of Consolidation (the "Consolidation Agreement") providing for, among other things, the consolidation of a wholly-owned subsidiary of Parkvale into Masontown (the "Consolidation"), in which the outstanding shares of common stock of Masontown will be exchanged for cash.

     The undersigned is a stockholder of Masontown and is entering into this agreement to induce Parkvale to enter into the Consolidation Agreement and to consummate the transactions contemplated thereby.

     The undersigned confirms its agreement with Parkvale as follows:

     1. The undersigned represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of Masontown of which the undersigned is the record or beneficial owner, or over which he has voting control other than shares of Masontown capital stock he or she holds in a fiduciary capacity (the "Shares"), and that the undersigned is on the date hereof the lawful owner of the Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except as Previously Disclosed (as such term is defined in the Consolidation Agreement) or as set forth in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the capital stock of Masontown (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

     2. Except as required by law, the undersigned agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares over which the undersigned controls the power of disposition or any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than subsequent to the stockholder meeting of Masontown held in connection with the vote on the Consolidation Agreement, pursuant to a gift where the donee has agreed in writing to abide by the terms of this agreement in a form reasonably satisfactory to Parkvale, or pursuant to an order of a court of competent jurisdiction.



July __, 2001
Page 2


     3. The undersigned agrees that all of the Shares, together with any additional shares of capital stock of Masontown over which the undersigned obtains voting control as of the record date for any meeting of stockholders of Masontown called to consider and vote to adopt the Consolidation Agreement (other than shares of Masontown capital stock he or she holds in a fiduciary capacity), will be voted by the undersigned in favor thereof.

     4. The undersigned represents and warrants to Parkvale that (i) the undersigned has all necessary power and authority to enter into this agreement and (ii) this agreement is a legal, valid and binding agreement of the undersigned, and is enforceable against the undersigned in accordance with its terms.

     5. This agreement shall automatically terminate (i) upon termination of the Consolidation Agreement in accordance with its terms; (ii) at the Effective Time (as defined in the Consolidation Agreement) or (iii) by mutual consent of the parties hereto.

     6. This agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the undersigned and Parkvale.

     7. This agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

     8. The parties agree that if any provision of this agreement shall under any circumstances be deemed invalid or inoperative, this agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

     9    This agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     10. The validity, construction, enforcement and effect of this agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     11. This agreement shall inure to the benefit of Parkvale, and shall be binding upon the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This agreement shall survive the death or incapacity of the undersigned.



July __, 2001
Page 3


     12. Nothing in this agreement shall be construed to give Parkvale any rights to exercise or direct the exercise of voting power as owner of the Shares, either beneficially or otherwise, for any purpose.

     13. The undersigned agrees that in the event of his or her breach Parkvale shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Parkvale for a violation of this agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

     Please confirm that the foregoing correctly states the understanding between the undersigned and Parkvale by signing and returning to Parkvale a counterpart hereof.

                                   Very truly yours,



                                   Name:___________________________



Accepted as of this __ day
of July 2001:

Parkvale Financial Corporation



By:  ______________________________
     Robert J. McCarthy, Jr.
     President





                               Schedule I






Number of shares of Masontown common
stock beneficially owned:



    With sole voting power. . . . . . . . . . . . . . . . . . . .



    With shared voting power. . . . . . . . . . . . . . . . . . .








                                                                     Exhibit B


                           EMPLOYMENT AGREEMENT



     EMPLOYMENT AGREEMENT, dated this ____ day of ______ 2001, between Parkvale Savings Bank, a Pennsylvania chartered savings bank (the "Bank" or the "Employer"), and _____________________ (the "Executive").


                               WITNESSETH

     WHEREAS, the Executive is presently an officer of The Second National Bank of Masontown ("Masontown");

     WHEREAS, the Bank's parent company, Parkvale Financial Corporation ("Parkvale"), has acquired Masontown, and Masontown is currently a wholly owned subsidiary of Parkvale, pursuant to an Agreement and Plan of Consolidation dated July __, 2001 (the "Consolidation Agreement");

     WHEREAS, concurrently with the execution of this Agreement, Masontown is merging with and into the Bank, with the Bank as the surviving entity;

     WHEREAS, the Bank desires to be ensured of the Executive's continued active participation in the business of the Bank; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Bank and in consideration of the Executive's agreeing to remain in the employ of the Bank, the parties desire to specify the terms of such employment;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

     (a)  Base Salary.  "Base Salary" shall have the meaning set forth in
Section 3(a) hereof.

     (b) Cause. "Cause" means termination because of the employee's (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or moral turpitude, (ii) willful misconduct resulting in demonstrable material injury to the employer, (iii) breach of fiduciary duty involving personal profit, (iv) intentional failure to perform stated duties if such failure is not cured within ten (10) days following written notice to the employee, or (v) willful violations of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order or material breach of any provision of this Agreement.

     (c) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (d) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination.

     (e) Disability. Termination by the Employer of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

     (f) Good Reason. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive based on:

           (i) a material breach of this Agreement by the Employer, which breach has not been cured within thirty (30) days after a written notice of non-compliance has been given by the Executive to the Employer, specifying the provision(s) of this Agreement which have been breached;

          (ii) Without the Executive's express written consent, a reduction by the Employer in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;

         (iii) Without the Executive's express written consent, the Employer requires the Executive to work on a regular basis in an office which is more than 30 miles from the location of Masontown's current principal executive office, except for required travel on business of the Employer to an extent substantially consistent with similarly situated employees of the Employer;

          (iv) Any purported termination of the Executive's employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (g) below; or

           (v) The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.

     (g) Notice of Termination. Any purported termination of the Executive's employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety
(90) days after such Notice of Termination is given, except in the case of the Employer's termination of the Executive's employment for Cause; and (iv) is given in the manner specified in Section 10 hereof.

     (h) Retirement. "Retirement" shall mean voluntary termination by the Executive in accordance with the Employer's retirement policies, including early retirement, generally applicable to the Employer's salaried employees.

     2.   Term of Employment.

     (a) The Employer hereby employs the Executive as ______________________ and the Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. This Agreement shall terminate three (3) years after the date first above written.

     (b) During the term of this Agreement, the Executive shall perform such executive services for the Employer as is consistent with his title of
_______________.

     3.   Compensation and Benefits.

     (a) The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $______ per year ("Base Salary"), payable in the same manner as other officers of the Employer, which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Employer; provided, however, that the Executive shall be considered for annual bonus payments in a manner consistent with other officers of the Employer (prorated for the first calendar year ending after the date of this Agreement) and provided that no bonus shall be paid for calendar 2001.

     (b) During the term of the Agreement, the Executive shall be entitled to participate in and receive the benefits of those plans generally made available to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer, and subject to the provisions of the Consolidation Agreement. Nothing paid to the Executive under any plan presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

     (c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Employer. The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

     4. Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor.

     5.   Termination.

     (a) The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

     (b) In the event that (i) the Executive's employment is terminated by the Employer for Cause or Disability, by the Executive for Retirement or in the event of the Executive's death, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

     (c) In the event that (i) the Executive's employment is terminated by the Employer for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive for Good Reason, then the Employer shall, subject to the provisions of Section 6 hereof, if applicable,

     (A) Pay to the Executive his then currently monthly Base Salary for the month in which the Date of Termination occurs,

     (B) Pay to the Executive a cash severance amount equal to (i) his then current monthly Base Salary, multiplied by (ii) the number of full months remaining until this Agreement terminates pursuant to Section 2(a), with the cash severance to be paid in equal monthly installments beginning with the first business day of the month following the Date of Termination, and

     (C) Maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (C)), the Executive's continued participation in all group insurance, life insurance, health and accident, and disability benefit plans in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that in the event that the Executive's participation in any plan as provided in this subparagraph (C) is barred or during such period any such plan is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans immediately prior to the Date of Termination.

     6. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to the Employer pursuant to
Section 280G of the Code and subject to the excise tax imposed under
Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employer and paid by the Employer. Such counsel shall be reasonably acceptable to the Employer and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. The Employer shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 5, as selected by the Executive, which such opinion indicates that there is a high probability do not result in any of such payments and benefits being non-deductible to the Employer and subject to the imposition of the excise tax imposed under Section 4999 of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

     7.   Mitigation; Exclusivity of Benefits.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

     8. Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

     9. Assignability. The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Employer:    President
                         Parkvale Savings Bank
                         4220 William Penn Highway
                         Monroeville, Pennsylvania 15146-2774

     To the Executive:   [to be completed]

     11. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     13. Nature of Obligations. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

     14. Interpretation and Headings. This agreement shall be interpreted in order to achieve the purposes for which it was entered into. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     17. Regulatory Provision. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder.

     18. Arbitration. (a) The Executive and the Employer agree to submit to final and binding arbitration, pursuant to the rules of the American Arbitration Association, any and all claims arising from the alleged breach of any provision of this Agreement or from the termination, for any reason, of the Executive's employment by the Employer, including but not limited to:

              (1) any and all claims for wages and benefits (including without limitation salary, health and welfare benefits, severance pay, vacation pay, and bonuses);

              (2) any and all claims for wrongful discharge and breach of contract (whether express or implied), and implied covenants of good faith and fair dealing;

              (3) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C.
     Section 2000 et. seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, as amended, 29 U.S.C.
     Section 621 et. seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, as amended, 29 U.S.C. Section 701 et. seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et. seq., and the Pennsylvania Human Relations Act, 43 P.S. Section 951 et. seq.;

             (4) any and all claims under any federal or state statute relating to employee benefits or pensions;

             (5) any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and negligence); and

             (6) any and all claims for attorney's fees and costs. A party shall only be entitled to recover attorney's fees and costs from the other party if it has prevailed on its claims (or defenses) in the arbitration proceeding to a significantly greater extent than the other party.

     (b) No arbitration proceeding shall be commenced until the party seeking arbitration has first provided to the other party to this Agreement written notice which (i) indicates the specific provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances giving rise to the claim, (iii) provides at least thirty (30) calendar days following the other party's receipt of the notice to cure or resolve the basis for the claim, and (iv) is given in the manner specified in Section 10 hereof.

19.  Non-Competition.

     (a) The Executive hereby agrees that during the term of this Agreement, the Executive will not (i) engage directly or indirectly in the banking or financial services business other than on behalf of the Employer or its affiliates within the Market Area (as hereinafter defined), (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management, consulting or advisory service in any capacity to any firm, corporation or other entity (other than the Employer or its affiliates) engaged directly or indirectly in the banking or financial services business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer or member of the respective Board of Directors of the Employer or any of its affiliates to engage in any action prohibited under (i) or (ii) of this Section 19(a); provided that the ownership by the Executive as an investor of not more than five percent of the outstanding shares of stock of any corporation whose stock is listed for trading on any securities exchange or is quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or the shares of any investment company as defined in Section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of the Executive's obligations under this Section 19(a).

     (b) The Executive acknowledges and agrees that irreparable injury will result to the Employer in the event of a breach of any of the provisions of this Section 19 (the "Designated Provisions") and that the Employer will have no adequate remedy at law with respect thereto. Accordingly, in the event of a breach of any Designated Provision, and in addition to any other legal or equitable remedy the Employer may have, the Employer shall be entitled to the entry of a preliminary and permanent injunction to restrain the violation or breach thereof by the Executive or any affiliates, agents or any other persons acting for or with the Executive in any capacity whatsoever.

     (c) It is the desire and intent of the parties that the provisions of this Section 19 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section

19 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this Section 19 shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Employer, to the fullest extent permitted by applicable law, the benefits intended by this Section 19.

     (d) As used herein, "Market Area" shall consist of (i) each of the counties in the Commonwealth of Pennsylvania in which the Employer or any of its affiliates has a deposit-taking or lending office, and (ii) the counties in the Commonwealth of Pennsylvania which are immediately adjacent to the counties covered by clause (i).

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


Attest:                                  PARKVALE SAVINGS BANK



_________________________                By: _____________________________
Erna A. Golota, Secretary                    Robert J. McCarthy, President


                                         EXECUTIVE



                                         By: ________________________

                                                                     Exhibit C



              SEVERANCE, CONSULTING AND NON-COMPETITION AGREEMENT


     This Severance, Consulting and Non-Competition Agreement (the "Agreement") is dated as of the ____ day of _______ 2001 by and between Parkvale Financial Corporation (the "Company") and David B. Martin (the "Consultant").


                                 WITNESSETH:

     WHEREAS, the Consultant has been an officer of The Second National Bank of Masontown ("Masontown") for a number of years;

     WHEREAS, the Company is acquiring Masontown pursuant to an Agreement and Plan of Consolidation (the "Consolidation Agreement");

     WHEREAS, the Company desires to have the Consultant provide, and the Consultant is willing to provide the Company with, the consulting services on the terms and conditions set forth herein;

     WHEREAS, the Board of Directors of the Company is of the opinion that the consulting services of the Consultant will be of substantial value to the Company;

     WHEREAS, since the consulting services will only be provided by the Consultant on a part-time basis for a period of one year, the Company believes that there is substantial value to it in precluding the Consultant from providing services to the Company's competitors; and

     WHEREAS, to retain such Consultant's services and to preclude the Consultant from providing services to the Company's competitors, the Company and the Consultant have agreed to enter into this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

     1. Severance Payment. As of the date of this Agreement, which shall be dated as of the Effective Time of the Consolidation as such terms are defined in the Consolidation Agreement, the Company (or Masontown at the Company's election) shall pay to the Consultant a lump sum cash severance amount equal to $104,400, minus applicable withholding taxes.

     2.   Consultancy.

     (a) The parties hereto agree that, during the one-year period immediately following the date hereof ("Consulting Period"), the Consultant undertakes to provide his personal advice and counsel to the Company and its subsidiaries in connection with the business of the Company and its subsidiaries, including consulting with the Company regarding the operations and customer relationships of the Company, providing introductions to customers, serving as senior adviser to Parkvale Savings Bank (the "Bank"), and providing assistance with respect to the transition period following the Company's acquisition of The Second National Bank of Masontown (collectively the "Consulting Services"), subject to the terms and conditions which are set forth herein. The Consultant shall provide such Consulting Services commensurate with the Consultant's prior experience as may be reasonably requested by the Chief Executive Officer of the Company from time to time and at mutually agreeable times. The Consultant shall not be required to provide more than 100 hours of Consulting Services in any calendar month during the Consulting Period. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence.

     (b) In consideration of the Consultant's agreement to provide Consulting Services hereunder, during the Consulting Period, the Company shall, or shall cause one of its subsidiaries to, pay the Consultant consulting fees at the rate of $52,200 per annum, payable in monthly installments on the first business day of each month during such Consulting Period, commencing with the first business day of the month immediately following the Effective Time of the Consolidation, as such terms are defined in the Consolidation Agreement.

     (c) During the Consulting Period, the Company shall provide the Consultant with health and accident and group life insurance coverage and shall pay his club dues, provided that the club dues do not exceed $3,000.

     (d) During the Consulting Period, the Company shall reimburse the Consultant or otherwise provide for or pay for all reasonable expenses incurred by the Consultant at the request of the Company, subject to such reasonable documentation as may be established by the Board of Directors of the Company. If such expenses are paid in the first instance by the Consultant, the Company shall reimburse the Consultant therefor.

     (e) During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Company or any other affiliate of the Company.

     3. Payment Obligation. Provided that the Consultant complies, in all material respects, with his obligations pursuant to Sections 2(a) and 4(a) hereof, the Company's obligation to pay the Consultant the payments provided in Section 2(b) hereof during the term of this Agreement shall be absolute and unconditional and shall not be affected by any circumstances other than the Consultant's death, and each and every such payment made or benefit provided shall be final and the Company shall not seek to recover all or any part of any such payment or benefit from the Consultant. If the Consultant dies during the Consulting Period, the Consulting Period shall terminate on the date of the Consultant's death and no further consulting fees shall be payable pursuant to this Agreement.

     4.   Non-Competition.

     (a) The Consultant hereby agrees that for a period of three years from the date of this Agreement, the Consultant will not (i) engage directly or indirectly in the banking or financial services business other than on behalf of the Company or its affiliates within the Market Area (as hereinafter defined), (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management, consulting or advisory service in any capacity to any firm, corporation or other entity (other than the Company or its affiliates) engaged directly or indirectly in the banking or financial services business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer or member of the respective Board of Directors of the Company or any of its affiliates to engage in any action prohibited under (i) or (ii) of this Section 4(a); provided that the ownership by the Consultant as an investor of not more than five percent of the outstanding shares of stock of any corporation whose stock is listed for trading on any securities exchange or is quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or the shares of any investment company as defined in Section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of the Consultant's obligations under this Section 4(a).

     (b) The Consultant acknowledges and agrees that irreparable injury will result to the Company in the event of a breach of any of the provisions of this Section 4 (the "Designated Provisions") and that the Company will have no adequate remedy at law with respect thereto. Accordingly, in the event of a breach of any Designated Provision, and in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to the entry of a preliminary and permanent injunction to restrain the violation or breach thereof by the Consultant or any affiliates, agents or any other persons acting for or with the Consultant in any capacity whatsoever.

     (c) It is the desire and intent of the parties that the provisions of this Section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this
Section 4 shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by this Section 4.

     (d) As used herein, "Market Area" shall consist of each of (i) the counties in the Commonwealth of Pennsylvania in which the Company or any of its affiliates has a deposit-taking or lending office, and (ii) if the Consultant would have any management or executive responsibilities or would have the title of Vice President or higher, the counties in the Commonwealth of Pennsylvania which are immediately adjacent to the counties covered by clause (i).

     5. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Sections 1 and 2 hereof, either alone or together with other payments and benefits which the Consultant has the right to receive from the Company, would constitute a "parachute payment" under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments and benefits pursuant to Sections 1 and 2 hereof shall be reduced, in the manner determined by the Consultant, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Sections 1 and 2 being non-deductible to the Company pursuant to Section 280G of the Code and subject to the excise tax imposed under
Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Sections 1 and 2 shall be based upon the opinion of independent tax counsel selected by the Company and paid by the Company. The Company shall pay to the Consultant the maximum amount of payments and benefits pursuant to Sections 1 and 2, as selected by the Consultant, which such opinion indicates that there is a high probability do not result in any of such payments and benefits being non-deductible to the Company and subject to the imposition of the excise tax imposed under Section 4999 of the Code.

     6. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Consultant and the Company, including any successor to the Company by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. This Agreement may not be assigned by any party hereto without the consent of the other party.

     7. Notices. Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

     If to the Consultant:

     David B. Martin

     [complete address]

     If to the Company:

     Parkvale Financial Corporation
     4220 William Penn Highway
     Monroeville, Pennsylvania 15146-2774
     Attention:   Robert J. McCarthy, Jr.
                  President and Chief Executive Officer

     8. Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

     9. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

     10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Consulting Agreement.

     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     12. Headings. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.


     IN WITNESS WHEREOF, the Company and the Consultant have entered into this Agreement as of the day and year first above written.

                                   PARKVALE FINANCIAL CORPORATION


                                   By: ___________________________
                                       Robert J. McCarthy, Jr.,
                                        President and Chief Executive Officer

                                   CONSULTANT


                                   By: ___________________________
                                       David B. Martin